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                                                                   Exhibit 10.14

                                 LEASE

       THIS LEASE (this "Lease") is made as of the 31st day of March, 1997, by and between CONSTITUTION REALTY COMPANY, LLC, having a business address c/o Keller/Davis Company, LLC, 101 Derby Street, Hingham, Massachusetts 02043 ("Landlord"), and PHOENIX COLOR CORP., having a business address at 540 Western Maryland Parkway, Hagerstown, Maryland 21740 ("Tenant")

       Landlord hereby leases to Tenant and Tenant hereby rents and leases from Landlord all of Landlord's rights and interests in and to the following (collectively, the "Leased Property"):

       (a) the real property having an address at ______ Constitution Drive, Taunton, Massachusetts, as more particularly described in EXHIBIT A attached hereto (the "Land");

       (b) all buildings, structures, and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines, and parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the "Leased Improvements");

       (c) all easements, rights and appurtenances of every nature and description now or hereafter relating to or benefitting any or all of the Land and the Leased Improvements; and

       (d) all equipment, machinery, building fixtures, and other items of property (whether realty, personalty or mixed), including all components thereof, owned by Landlord and now or hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

1. REFERENCE DATA.

       Each of the following capitalized terms used in this Lease shall have the meaning set forth opposite such term below:

COMMENCEMENT DATE:          The later of (a) December 1, 1997 or (b) the date
                            determined under Section 25 below.


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RENTABLE AREA OF FLOOR
SPACE WITHIN THE
LEASED IMPROVEMENTS:        54,300 square feet

PERMITTED USE:              The use of the Leased Property as a Light Industrial
                            and Printing Facility.

SECURITY DEPOSIT:           None

TENANT'S
MAILING ADDRESS:            Phoenix Color Corp
                            540 Western Maryland Parkway
                            Hagerstown, Maryland 21740
                            Attention: Edward Lieberman


                            with a copy to:

                            Andrew J. Goodman, Esq.
                            Rosner, Bresler, Goodman & Bucholz
                            521 Fifth Avenue, 28th Floor
                            New York, NY 10175

LANDLORD'S MAILING
ADDRESS:                    Constitution Realty Company, LLC
                            c/o Keller/Davis Company, LLC
                            101 Derby Street
                            Hingham, Massachusetts 02043
                            Attention: Ronald A. Davis

                            with a copy to:

                            Fruik Giso III, Esq.
                            Choate, Hail & Stewart
                            Exchange Place
                            53 State Street
                            Boston, MA 02109

BROKER: Rader Properties and Whittier Partners, as equal co- brokers

RENT: Collectively, the Base Rent, the Additional Rent and all other sums payable under this Lease.


                                        2


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ADDITIONAL RENT:            All charges payable by Tenant pursuant to this Lease
                            other than Base Rent, including without implied limitation: Real Estate and Other Taxes as provided in Section 5; Operating Expenses in accordance with
                            Section 6; and insurance premiums in accordance with
                            Section 18.

LEASE YEAR:                 A period of twelve (12) consecutive calendar months
                            commencing on the Commencement Date or the first day of the month subsequent to the month in which the Commencement Date occurs if the Commencement Date is any day other than the first day of a month, and then each consecutive twelve (12) month period occurring thereafter during the Term of this Lease.


GOVERNMENTAL
AUTHORITIES:                Collectively, all agencies, authorities, bodies,
                            boards, commissions, courts, instrumentalities, legislatures, and offices of any nature whatsoever of any government, quasi-government unit or political subdivision, whether with a federal, state, county, district, municipal, city or otherwise and whether now or hereinafter in existence.

LEGAL
REQUIREMENTS:               Collectively, all statutes, ordinances, by-laws,
                            codes, rules, regulations, restrictions, orders, judgments, decrees and injunctions (including, without limitation, all applicable building, health code, zoning, subdivision, and other land use and assisted living licensing statutes, ordinances, by-laws, codes, rules and regulations), whether now or hereafter enacted, promulgated or issued by any Governmental Authority, affecting the Tenant, or the Leased Property or the ownership, construction, development, maintenance, management, repair, use, occupancy, possession or operation thereof or the operation of any programs or services in connection with the Leased Property, including, without limitation, any of the foregoing which may (i) require repairs, modifications or alterations in or to the Leased Property, (ii) in any way affect
                            (adversely or otherwise) the use and enjoyment of the Leased Property or (iii) require the assessment,

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                            monitoring, clean-up, containment, removal,
                            remediation or other treatment of any hazardous substances on, under or from the Leased Property.

CONSUMER PRICE INDEX:       United States Department of Labor Bureau of Labor
                            Statistics Consumer Price Index, All Urban
                            Consumers, All Items, (1982-84 equals 100) for
                            Boston-Lawrence-Salem, Massachusetts-New Hampshire;
                            if the Bureau of Labor Statistics substantially revises the manner in which the Consumer Price Index is determined, an adjustment shall be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index becomes unavailable to the public because publication is discontinued or for any other reason, or if data is not readily available to enable
                            Landlord to make the adjustment to the revised index referred to above, Landlord shall substitute a comparable index based on changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index is available, then a comparable index published by a major bank, other financial institution, university or recognized financial publication, generally recognized and used for such adjustments in the Boston Metropolitan Area; any such substituted Index shall be subject to Tenant's approval, which approval shall not be unreasonably withheld or delayed.

2. LEASE TERM: EXTENSIONS.

       The term of this Lease shall be for a period of fifteen (15) years commencing on the Commencement Date and ending on the last day of the month in which the fifteenth (15th) anniversary of the Commencement Date occurs (the "Term" or the "Original Term", as the case may be).

3. BASE RENT.

       3.1 BASE RENT. Subject to the immediately following sentence, Tenant shall pay to Landlord rent ("Base Rent") as follows: Four Hundred Seventy Five Thousand One Hundred

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Twenty Five Dollars ($475,125.00) per year, for the period from December 1, 1997 to November 30, 2004; Five Hundred Twenty Five Thousand Eighty One Hundred Dollars ($525,081.00) per year for the period from December 1, 2004 to November 30, 2008; and Six Hundred Twenty Four Thousand Four Hundred Fifty Dollars ($624,450.00) per year for the period from December 1, 2008 to November 30, 2012. In the event that the Commencement Date shall be determined under Section 25 to be a date other than December 1, 1997, then all other dates specified in this Section 3.1 shall be adjusted so that each of the segments of the Term determined by the dates specified in this Section 3.1 shall contain the same number of months.


       3.2 PAYMENT OF RENT. Payment of Base Rent shall be made by Tenant in equal monthly installments on the Commencement Date and thereafter on the first day of each month during the Term in advance, in lawful money of the United States. The Base Rent payment for any fractional month at the commencement, termination or expiration of the Term will be pro rated accordingly. All Rent shall be paid and sent to Landlord at Landlord's Mailing Address.

       3.3 NO TERMINATION. ABATEMENT, OFFSETS, ETC. Except as otherwise specifically provided in this Lease, Tenant, to the maximum extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the annual Base Rent or Additional Rent, or set-off against any Rent hereunder, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to, or destruction of; all or any part of the Leased Property as a result of condemnation. or any other cause; (b) the prohibition or restriction upon Tenant's use of all or any part of the Leased Property; (c) any claim which Tenant may have against Landlord by reason of any breach or default by Landlord under this Lease; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) for any other cause whether similar or dissimilar to any of the foregoing. Except as otherwise expressly and specifically provided in this Lease, the obligations of Landlord and Tenant hereunder shalt be separate and independent covenants and agreements and all Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events. However, the foregoing provisions of this Section shall not be construed to prohibit Tenant from exercising any other rights or remedies available to Tenant at law or in equity, including, without limitation, a proceeding to obtain injunctive relief to enforce Landlord's obligations under this Lease.

       3.4 NET LEASE. It is understood and agreed that this Lease is an absolute net lease so that, except as otherwise expressly herein provided, the annual Base Rent is entirely net to Landlord and Landlord shall not be required to incur any costs or expenses with respect to the Leased Property during the Term, excepting only (a) Landlord's obligation to perform the Landlord's Work (as defined in Section 25 below), (b) Landlord's obligations to restore the Leased Property in the event of casualty or condemnation as contemplated under Sections
19.1 and 19.3, respectively, (c) Landlord's obligations to make certain structural and other repairs as


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contemplated under Section 12.2 and (d) any other obligations expressly imposed upon Landlord in this Lease.

       3.5 TENANT ALLOWANCE FOR LANDSCAPING AND BUILDING IMPROVEMENTS.
       The annual Base Rent set forth above includes a so-called "allowance" figure in the amount of ONE HUNDRED FORTY THOUSAND DOLLARS ($140,000.00) (the "Allowance Account") that was used in calculating such annual Base Rent. This Allowance Account is intended to cover the cost of any and all landscaping of the Leased Property and also any additional costs resulting from Tenant's request to change any of the plans and specifications for the Leased Improvements to be constructed by Landlord not currently specified in EXHIBIT LW attached hereto. However,. if there are any savings associated with Tenant's deletion of items from the work currently specified in EXHIBIT LW, then such savings shall be added to the Allowance Account. The amount to be charged to the Allowance Account for Tenant requested changes to the work described in EXHIBIT LW shall be determined as part of the change order process under Landlord's construction contract. Any unspent portion of the Allowance Account remaining after deductions for landscaping and Tenant requested changes shall be paid to Tenant within 60 days after the Commencement Date.

4. EXTENSION RIGHTS.

       Provided there is not then an uncured Event of Default hereunder or at the commencement of the Option Term (as hereinafter defined), Tenant shall have the right to extend the Term for one (1) five-year extension period. (the "Option Term") upon the following terms and conditions:

       4.1 Tenant must notify Landlord of its election to extend the Term for the Option Term on or before the date which is one year prior to the date on which the Original Term expires.

       4.2 The annual Base Rent for the Option Term shall be equal to the lower of (i) the Fair MarKet Rental Value as determined in EXHIBIT FMRV attached hereto, as determined on the last day of the Original Term or (2) the Base Rent for the last year of the Original Term escalated at one-half of the total change in the Consumer Price Index over the preceding five (5) year period. In no event will Base Rent be less than the Base Rent for the last year of the Original Term.

       4.3 All provisions of this Lease shall remain in effect during the Option Term except the right to extend as set forth in this Section 4, it being agreed that there are no further rights of extension after the Option Term. Unless expressly stated herein to the contrary, all references in this Lease to the "Term" shall include the Option Term when and if Landlord receives Tenant's notice of election to extend the Term as herein provided.


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5. REAL ESTATE AND OTHER TAXES.

       (a) From and after the Commencement Date, during the Term, Tenant shall pay directly to the applicable taxing authority or agency, as Additional Rent, Real Estate Taxes, as hereinafter defined, in accordance with this Section 5 and also all taxes relating to any of Tenant's personal property or equipment on the Leased Property. The terms used in this Section 5 are defined as follows:

             (i) "Tax Year" means the 12-month period beginning July 1 each year or if the appropriate governmental tax fiscal period shall begin on any date other than July 1 such other date.

             (ii) "Real Estate Taxes" means all taxes, special taxes and special assessments of every kind and nature assessed by any governmental authority on the Leased Property during the Term of this Lease, reduced by any abatement receipts with respect to any Tax Year. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest thereon) of such special tax or special assessment (which shall be payable over the longest period permitted by law) required to be paid during the Tax Year in respect of which such taxes are being determined and for any Tax Year at the beginning or end of the Term which is not wholly included within the Term of this Lease, the amount of Real Estate Taxes owed by Tenant for such partial Tax Year shall be prorated. There shall be excluded from such taxes any income, estate, succession, inheritance, excess profit, franchise and transfer taxes assessed against Landlord: PROVIDED, HOWEVER, that if at any time during the Term the present system of taxation of real property shall be changed so that in lieu all or any portion of such real property tax, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Leased Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based and to the extent that such gross Tents are the sole rents of Landlord received with respect to the Leased Property, shall be deemed to be included within the term "Real Estate Taxes"

       (b) Payments by Tenant on account of Real Estate Taxes shall be made at least ten (10) days prior to the due date of the applicable installment. Landlord and Tenant shall arrange For Tenant to be billed directly by all applicable taxing authorities or agencies. Tenant shall promptly furnish Landlord with satisfactory evidence that Real Estate Taxes have been timely paid. If Tenant shall fail to pay any Real Estate Taxes required hereunder to be paid by Tenant, Landlord shall have the right, in addition to any other rights of Landlord hereunder, to pay the same, and Tenant shall reimburse Landlord therefor upon demand.

       (c) Tenant shall have the right to contest or seek a reduction or abatement of Real Estate Taxes, provided that Tenant shall continue to pay all Real Estate Taxes as required

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hereinunder until such time as an abatement or reduction is granted. Tenant shall not have the right to seek reimbursement from Landlord or reduce or offset its obligation to pay annual Base Rent for any out-of-pocket expenses, including, without limitation, attorneys' and experts' fees and costs, incurred by Tenant in connection with any attempted reduction or abatement of Real Estate Taxes. Landlord shall, at Tenant's request, assist Tenant in seeking any abatement for reduction of Real Estate Taxes, provided however that the Landlord shall not be required to incur any out-of-pocket expenses or liability in connection with such assistance to Tenant. Similarly, if Landlord elects to file a petition or an action for the abatement or reduction of Real Estate Taxes (it being understood, however, that Landlord has absolutely no obligation to do so) and Landlord incurs any out-of-pocket expenses in connection with such an attempted abatement or reduction in Real Estate Taxes, Tenant shall reimburse Landlord for such expenses immediately upon demand therefor.

       (d) Notwithstanding any of the foregoing, in the event any mortgagee of the Leased Property requires Landlord to escrow taxes with such mortgagee, then promptly upon written notice of such requirement to Tenant, Tenant shall pay all Real Estate Taxes directly to Landlord monthly at the time and in the fashion herein provided for the payment of Base Rent and in an amount equal to one/twelfth of Real Estate Taxes for the current tax year, which amount shall be reasonably estimated by Landlord or Landlord's mortgagee to pay in full all Real Estate Taxes when due. Not later than 90 days after the end of the relevant tax year, Landlord shall render a statement in reasonable detail showing all Real Estate Taxes for the prior year. If at the time such statement is rendered it is determined with respect to any tax year that Tenant has paid (i) less than the full amount of Real Estate Taxes or (ii) more than the full amount of Real Estate Taxes, then in the case of (i) Tenant shall pay to Landlord, as Additional Rent, within fifteen (15) days after receiving such statement, the amount of such underpayment and in the case of (ii) Landlord shall credit the amount of such overpayment within fifteen (15) days after rendering such statement against the monthly installments of Real Estate Taxes next thereafter coming due (or refund such overpayment if the term has expired).

6. OPERATING EXPENSES.

       From and after the Commencement Date, during the Term, Tenant shall pay directly to the vendor of the services or commodity being supplied to the Leased Property, as Additional Rent, Operating Expenses, as hereinafter defined, in accordance with this Section 6. "Operating Expenses" means all costs of operating, cleaning, maintaining and repairing the Leased Improvements, all landscaping upon the Leased Property and the parking lot thereon and the driveways and walkways and all other improvements and amenities which are pant of the Leased Property, including without limitation, (i) the amount deductible from any insurance claim (unless the damage to which such insurance claim related was caused by the negligence or intentional misconduct of Landlord),
(ii) interior and exterior maintenance, (iii) steam, water, sewer, gas, oil, electricity, telephone and other utility charges, (iv) the cost of HVAC service and maintenance (v) the cost of building and cleaning supplies, (vi) rental and leasing costs for equipment used in the operating, cleaning, maintaining or repairing of the Leased Property, (vii) the cost of cleaning the Leased Improvements, (viii) the cost of maintenance, repairs and replacements (other

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than Structural Repairs which are the obligation of Landlord), (ix) the cost of maintaining off site amenities and improvements required by the county, municipality or any commission or other agency having jurisdiction over the Leased Property, in connection with obtaining any permit or approval for the operation of the Leased Property, (x) the allocable costs from-om any business owner's association(s) in which membership of Landlord or Tenant is required by virtue of the location of the Leased Property, (xi) the cost of landscape maintenance, (xii) the cost of security and alarm systems, and (xiii) payments under service contracts with independent contractors for services to the Leased Property.

7 WARRANTIES AND COVENANTS.

       7.1 LANDLORD WARRANTIES. Landlord represents and warrants the following to Tenant as of the date hereof and as of the Commencement Date:

           (a) Landlord is duly organized and validly existing as a limited liability company in the Commonwealth of Massachusetts. Landlord has full power and authority to execute and deliver this Lease, and to carry on its business as presently conducted.

           (b) Landlord has the complete and unrestricted power to enter into this Lease and perform its obligations hereunder. The Lease when executed and delivered by Landlord, constitutes the valid and legally binding obligation of Landlord, enforceable against Landlord in accordance with its term; subject to
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and (ii) the exercise of judicial discretion in accordance with general principles of equity.

           (c) Landlord is not a parry to any litigation, proceeding or controversy pending before any court or administrative agency or, to Landlord's knowledge, threatened against Landlord; nor is Landlord in receipt of any inquiry, notice, citation, investigation or complaint from any governmental agency or department, which might materially adversely affect Landlord's ability to enter into and/or perform its obligations under this Lease.

           (d) Landlord is not a party to, subject to or bound by, any agreement, judgment, order, writ, injunction or decree of any court or Governmental Authority which could prevent the consummation of the transactions contemplated herein.

           (e) Neither the execution or delivery, nor performance of this Lease or the other agreements contemplated herein in accordance with their respective terms, does, nor will, after the giving of notice; the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the charter of Landlord or to the knowledge of Landlord constitute a default under any contract or other agreement to which Landlord is a party (except those for which consent has been or will be obtained by the Commencement Date) or by which Landlord is bound, or of any federal or state law; statute, ordinance, rule or regulation, or of any court or administrative order or process


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       7.2 TENANT'S WARRANTIES. Tenant hereby represents and warrants to
Landlord as of the date hereof and as of the Commencement Date the following:

           (a) Tenant is a duly organized and validly existing corporation in the State of Delaware. Tenant has fill power and authority to execute and deliver this Lease and to carry on the business contemplated by this Lease.

           (b) Tenant has the complete and unrestricted authority and power to enter into this Lease and perform its obligations hereunder. The Lease, when executed and delivered by Tenant, constitutes the valid and legally binding obligation. of Tenant, enforceable against Tenant in accordance with its terms; subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and (ii) the exercise of judicial discretion in accordance with general principles of equity.

           (c) Neither the execution or delivery, nor performance of this Lease or the other agreements contemplated herein in accordance with their respective terms, does nor will, after the giving of notice, the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the charter or bylaws of Tenant or to the knowledge of Tenant constitute a default under any contract or other agreement to which Tenant is a party (except those for which consent has been or will be obtained by the Commencement Date) or by which Tenant is bound, or of any federal or state law, statute, ordinance, rule or regulation, or of any court or administrative order or process.

           (d) Tenant is not a party to, subject to or bound by, any agreement, judgment, order, writ, injunction or decree of any court or governmental body which could prevent the consummation of the transactions contemplated herein.

8. SECURITY DEPOSIT. NOT APPLICABLE.

9. UTILITIES: TRASH REMOVAL.

       9.1 TENANT'S DIRECT PAYMENT TO UTILITY PROVIDERS. Tenant shall pay relevant provider, as they become due, all bills for utilities (whether they are used for furnishing heat or other purposes) that are furnished directly to the Leased Property. Tenant all relevant deposits and utility access fees.

       9.2 TENANT'S OBLIGATIONS REGARDING ADDITIONAL UTILITIES. Landlord warrants and represents to Tenant that the following utilities are presently available to the Leased Property, or will be available upon completion of the Landlord's Work: water, sewer, gas, electricity, and telephone. Landlord shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Leased Property as of the Commencement Date of this Lease. In the event Tenant requires additional utilities or equipment or utilities of greater capacity, the

                                       10
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installation and maintenance thereof shall be Tenant's sole obligation and shall be performed at Tenant's sole cost and expense, provided that such installation shall be subject to the prior written consent of Landlord.

       9.3 TRASH REMOVAL. Trash generated in the ordinary course of business by Tenant shall be deposited in dumpster(s) and the cost of this dumpster(s) and removal of trash from the dumpster(s) shall be the sole responsibility of Tenant It also shall be the sole responsibility of Tenant to segregate any and all hazardous waste from the trash deposited in such dumpster and to have such hazardous waste also removed at its own cost and expense from the Leased Property by a licensed contractor in accordance with all applicable laws as more fully detailed in Section 11.5 below.

10. BROKERAGE.

       Tenant warrants that it has dealt with no broker in connection with this Lease other than the Broker or Brokers named in Section 1 above and agrees to defend and indemnify Landlord against any claim, loss, damage, cost or expense (including, without limitation, reasonable attorney's fees) incurred by Landlord on account of any breach of such warranty. Landlord warrants that it has dealt with no broker in connection with the consummation of this Lease except the Broker or Brokers named in Section l above, and agrees to indemnify Tenant against any claim, loss damage, cost or expense (including, without limitation, reasonable attorney's fees) incurred by Tenant on account of any breach of such warranty. Landlord will be responsible for paying any commission or other fees owed to the Brokers named in Section 1 above.

11.    USE OF LEASED PROPERTY: COMPLIANCE WITH LAWS AND FIRE INSURANCE
       REQUIREMENTS: HAZARDOUS MATERIALS.

       11.1 USE OF LEASED PROPERTY. Tenant acknowledges that no trade or occupation shall be conducted in the Leased Property or use made thereof other than the Permitted Use without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

       11.2 COMPLIANCE WITH LAWS. Landlord shall complete the Landlord's Work in compliance with all Legal Requirements. Thereafter, Tenant, at its sole expense, shall comply with all Legal Requirements affecting the Leased Property.

       11.3 NO NUISANCE OR OTHER HARMFUL OR DISRUPTIVE ACTIVITY. Tenant shall not perform any acts or carry on any practices which may injure any part of the Leased Property, the Property or common areas, violate any certificate of occupancy affecting the same, constitute a public or private nuisance or a menace to other tenants on the Property, produce undue noise, create obnoxious fumes or other odors.


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       11.4 COMPLIANCE WITH FIRE INSURANCE REQUIREMENTS. Tenant shall not permit any use of the Leased Property which will make voidable any insurance on the Leased Property or which shall be contrary to any law.

       11.5 HAZARDOUS MATERIALS. Tenant shall not permit the emission, release, threat of release or other escape of any Hazardous Materials so as to adversely affect in any manner, even temporarily, any element or part of the Leased Property. Tenant shall not use, generate, store or dispose of Hazardous Materials in or about the Leased Property, or dump, flush or in any way introduce Hazardous Materials into sewage or other waste disposal systems serving the Leased Property (nor shall Tenant permit or suffer any of the foregoing), in any manner not in full compliance with all applicable federal, state and local statutes, laws, codes, ordinances, by-laws, rules and regulations for the use, generation, storage and disposal of Hazardous Materials.

       Tenant will indemnify, defend and hold Landlord harmless from and against all claims, loss, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, diminution in the value of the Leased Property, costs incurred in connection with any investigation of site conditions or any clean-up or remedial work required by any federal, state or local governmental agency) incurred as a result of any breach of Tenant's covenants in the first paragraph of this Section by Tenant or Tenant's contractors, licensees, invitees, agents, servants or employees. Without limiting the foregoing, if the presence of any Hazardous Materials in, on or under the Leased Property caused or permitted by Tenant results in any contamination of the Leased Property or the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Leased Property to the condition existing prior to the introduction of any such Hazardous Material by Tenant, provided that Landlord's approval of such action shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Property.

       Landlord will indemnify, defend and hold harmless Tenant from and against all claims, loss, cost and expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Tenant as a result of Hazardous Materials existing in, on or under the Leased Property as of the Commencement Date; however, Tenant shall have the burden of proof to establish that such Hazardous Material was present on or under the Leased Property as of the Commencement Date.

       The obligations of Tenant and Landlord in this Section shall survive the expiration or earlier termination of this Lease and any transfer of title to the Leased Property, whether by sale, foreclosure, deed in lien of foreclosure or otherwise.

       For purposes of this Lease, "Hazardous Materials" means, collectively, any animal wastes, medical waste, blood, biohazardous materials, Hazardous waste, hazardous substances, pollutants or contaminants, oils, radioactive materials, asbestos in any form or condition, or any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials or substances within the meaning of any applicable federal, state or local law, regulation, ordinance or requirement relating to or imposing liability or standards of conduct concerning any such substances or materials on account of their biological, chemical, radioactive, hazardous or toxic nature, all as now in effect or hereafter from time to time enacted or amended.

12.    MAINTENANCE: REPAIRS.

       12.1 TENANT'S OBLIGATIONS. Tenant shall, at Tenant's sole cost and expense, (a) maintain and keep the Leased Property in good repair, good working order and free of litter and refuse and make any and all repairs and replacements thereto as and when required, ordinary or extraordinary, foreseeable or unforeseeable, but specifically excluding any repairs or replacements required by damage from fire or other casualty (except that Tenant shall be fully liable and responsible to Landlord for the deductible amount of any insurance unless the damage to which such insurance claim related was caused by the negligence or intentional misconduct of Landlord); and (b) periodically repaint and redecorate the Leased Property as and when required to maintain a clean and fresh appearance. Landlord understands that the Leased Property will incur reasonable, normal wear and tear during the term of the Lease and agrees that Tenant shall not be obligated to repair or replace every incidence of reasonable and normal wear and tear; however, nothing herein shall relieve Tenant of its obligations to maintain the Leased Property in good order and repair.

       Further, Tenant shall, at Tenant's sole cost and expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in, the inspection, maintenance and service of the following equipment and improvements, if any, located on the Premises: (i) heating, air conditioning and ventilation equipment, (ii) boiler, fired or unfired pressure vessels, (iii) fire sprinkler and/or standpipe and hose or other automatic fire extinguishing systems, including fire alarms and/or smoke detection, (iv) landscaping, (v) roof covering and drain maintenance, and (vi) asphalt and parking lot and parking garage maintenance.

       12.2 LANDLORD'S OBLIGATIONS. Landlord agrees to maintain the structural elements and the roof of the Leased Property in good working order and repair, reasonable wear and tear, damage by fire and other casualty only excepted. Further, if such maintenance is required because of the act or negligence of Tenant or those for whose conduct Tenant is equally responsible and such maintenance is not covered by insurance, then Tenant shall be responsible for such maintenance, and if such maintenance is covered by insurance, then Tenant shall be fully liable and responsible to Landlord for the deductible amount of any such insurance.

       12.3 REMOVAL OF SNOW AND ICE. Removal of snow and ice from the sidewalks, driveways and parking areas of the Leased Property shall be the responsibility of Tenant.

       12.4 TENANT'S FAILURE TO MAKE REPAIRS. If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch, after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section 20.4 being applicable to the costs thereof).

       12.5 COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Landlord will complete the Landlord's Work in compliance with applicable provisions of the Americans with Disabilities Act and all of the regulations promulgated thereunder (collectively, the "ADA"). Thereafter, without in any way limiting the generality of the obligations set forth in Sections 11.2 and 12.1 above Tenant also shall comply at Tenant's sole cost and expense with all provisions of the ADA as they apply to Tenant's use and occupancy of the Leased Property and the operation of Tenant's business therein and shall be fully responsible for any modifications or alterations to the Leased Property necessary to meet requirements of the ADA which have become applicable to the Leased Property as a result of Tenant's operation of its business within the Leased Property.

13.    ALTERATIONS: LEASED EQUIPMENT OR PERSONAL PROPERTY.

       13.1 ALTERATIONS OR ADDITIONS BY TENANT. Tenant shall not make structural alterations or additions to the Leased Property, but may make non-structural alterations provided that, in cases involving an expenditure in excess of Twenty-Five Thousand Dollars ($25,000.00), Landlord gives its prior written consent thereto, which consent shall not be unreasonably withheld or delayed. All such allowed alterations shall be at Tenant's sole cost and expense. Tenant shalt not permit any mechanics' liens, or similar liens, to remain upon the Leased Property for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released of record by bond or otherwise forthwith without cost to Landlord. Prior to commencement of any alterations or additions to be made by Tenant, Landlord and Tenant shall agree (which agreement shall not be unreasonably withheld or delayed by either party) whether such alterations or improvements will become the property of the Landlord or be removed from the Leased Premises at the expiration or earlier termination of the Term. All alterations or additions made by Tenant shall be performed in a good and workmanlike manner and in compliance with all the applicable laws, ordinances, orders, rules, regulations and requirements applicable thereto and shall he performed only by contractors or mechanics approved by Landlord. All such contractors and mechanics shall carry adequate liability insurance (which shall name Landlord and Tenant as an additional insured) and workmen's compensation insurance and Landlord shall be presented with certificates of same prior to the commencement of any work.

       13.2 EQUIPMENT OR PROPERTY LEASED BY TENANT. If requested by Tenant in writing, Landlord will execute one or more agreements in favor of an equipment lessor who is leasing equipment or personal property to Tenant for use at the Leased Property which will allow such equipment lessor to have access to the Leased Premises to remove such equipment or personal property in the event of Tenant's default under such equipment lease agreement; however, any such agreement shall also provide that (a) any such right of entry on behalf of the equipment lessor shalt terminate as long as there is any uncured Event of Default relating to the non-payment of any monetary obligations of Tenant lender this Lease and (b) such equipment lessor shall repair to

Landlord's reasonable satisfaction any damage to the Leased Property caused by the equipment lessor's removal of such equipment or personal property.

14.    ASSIGNMENT: SUBLEASING.

       Tenant shall not assign this Lease or sublet the whole or any part of the Leased Property without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed; it being agreed, however, that Landlord will give its consent to any sublease or assignment of all or any portion of the Leased Property to an affiliate (i.e., an entity in common ownership with Tenant or wholly owned by Tenant or wholly owning Tenant) of Tenant for the Permitted Use. Notwithstanding such consent, Tenant shall remain liable to Landlord for the payment of all Base Rent, Additional Charges, any other charges due hereunder, and for the full performance of the covenants and conditions of this Lease. Landlord's consent to any such transfer, assignment or sublease will not be deemed a consent to any subsequent transfer, assignment or sublease. In the event of a default under the terms of this Lease, if the Leased Property or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may at its option collect directly from assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rent against any sums due it by Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. In the event of a permitted sublease. Landlord shall have the right to elect to share equally in any profit to Tenant from subleasing of the Leased Property.

15.    SUBORDINATION TO MORTGAGES: ESTOPPEL CERTIFICATES.

       15.1 SUBORDINATION. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, easements or rights of way (provided no such easement or right of way shall unreasonably interfere with Tenant's use of the Leased Property) now or at a time hereafter, constituting a lien or encumbrance on the Property and Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to such mortgages, deeds of trust or other such instruments and, if requested, an agreement to recognize any mortgagee as a successor landlord in the event of a foreclosure or deed in lieu of foreclosure of such mortgage. Failure to execute any such instruments within twenty (20) days after receipt of an execution copy of the instrument requested shall constitute a default hereunder. It is the understanding of the parties hereto that Landlord shall obtain and deliver a recognition and non-disturbance agreement from the current mortgagee of the Leased Property as of the date of this Lease and shall use its best efforts to secure a recognition and non-disturbance agreement with any and all subsequent lenders requiring such subordination from Tenant or grantees under such other instruments, but the effectiveness of the other provisions of this Section 15.1 shall not be conditioned in any manner upon the actual receipt of a recognition and non-disturbance agreement from such subsequent lenders.

       15.2 ESTOPPEL CERTIFICATES. Tenant shall, within ten (10) days after request from Landlord, deliver to any proposed mortgagee or purchaser of all or any part of the Property, in recordable form, a certificate certifying and covenanting any and all information requested, including, but not limited to, the following: (a) the date of this Lease, the date when the Term of this Lease commenced, the date of the expiration of the Term, and the date when Base Rent and Additional Rent commenced to accrue hereunder; (b) that this Lease is unmodified, not amended, and in full force and effect; or, if there have been any amendments or modifications, that the Lease is in frill force and effect as so amended or modified and stating the amendments or modifications and the dates thereof; (c) whether or not there are, to the best of Tenant's knowledge, then existing any setoffs or defenses against the enforcement of any of the terms and/or conditions of this Lease and any amendments or modifications hereof on the part of Tenant to be performed, and, if so, specifying the same; (d) the dates, if any, to which the Base Rent, the Additional Rent and other sums on Tenant's part to be paid hereunder have been paid and/or paid in advance; and
(e) that Tenant has accepted the Leased Property in the condition then existing and in accordance with the Lease, or Tenant will specify any particular items which Tenant has not accepted. If Landlord shall submit to Tenant a proposed instrument containing any of the foregoing information, then, if Tenant shall fail to respond to Landlord's request for confirmation of the information set forth therein within twenty (20) days after receipt of such document from Landlord any information contained in such proposed instrument shall be deemed to be true, and Tenant shall be deemed to have waived any rights accruing by reason of any inaccuracy in such proposed instrument. Further, Tenant's failure or refusal to execute and deliver such certificate within such twenty (20) day period shall constitute a default under this Lease.

       15.3 MORTGAGEE'S CURE RIGHTS. Tenant agrees to provide any mortgagee of the Leased Property with a copy of any notice given to Landlord alleging a default by Landlord under this Lease at the same time such notice of default is given to Landlord, and that in the event of any defaults by Landlord under the Lease, Tenant will take no action to terminate the Lease (a) if the default is not curable by such mortgagee (so long as the default does not interfere with Tenant's use and occupation of the Leased Property) or (b) if the default is curable by mortgagee, unless the default remains uncured for a period of thirty
(30) days beyond the date on which the Landlord would be obligated to cure such default under the terms of this Lease; provided, however, that if any such default is not reasonably capable of cure within such thirty (30) day period, such period shall be extended for such additional period of time as shall be reasonably necessary (including, without Limitation, a reasonable period of time for such mortgagee to obtain possession of the Leased Property), if such mortgagee gives Tenant written notice within such thirty (30) day period of mortgagee's election to undertake the cure of such default and if curative action (including, without limitation, action to obtain possession and foreclose upon the Leased Property) is instituted within a reasonable period of time and is thereafter diligently pursued. However, unless such mortgagee so notifies Tenant as provided in the preceding sentence, no such mortgagee shall have any obligation to cure any default under the Lease.

16.    LANDLORD'S ACCESS.

       Landlord or agents of Landlord may, upon forty-eight (48) hours prior notice to Tenant (or at any time without notice in the case of emergency), enter the Leased Property to (a) inspect the same, (b) make alterations as provided in Section 13.2 above or repairs, (c) show the Leased Property to prospective lenders at any time and to prospective tenants within one year prior to the then-scheduled expiration of the Term, and (d) at any time within six (6) months before the expiration of the Term, affix to any suitable part of the Leased Property a notice that the Leased Property are available for lease and keep the same so affixed without hindrance or molestation.

17.    INDEMNIFICATION AND LIABILITY.

       17.1 DAMAGE TO PROPERTY. Tenant shall save Landlord harmless from all loss and damage to property occurring within the Leased Property occasioned by the use or escape of water or by the bursting of pipes, as well as from any claim or damage resulting from neglect in not removing snow and ice from the roof of the Leased Improvements, or by any nuisance made or suffered on the Leased Property. Tenant also agrees to save Landlord harmless from any claim or damage resulting from neglect in not removing snow and ice from the sidewalks bordering upon the Leased Property, unless such loss is caused by the intentional misconduct or negligence of Landlord. Landlord shall not be liable for any loss or damage arising from any latent defect in the Leased Property except as may be otherwise expressly and specifically provided herein. All personal property or improvements of Tenant at or about the Leased Property shall be installed, used, or enjoyed at the sole risk of Tenant, and Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims and/or causes of action pertaining to or arising out of damage to the same, including but not limited to subrogation claims, if any, by Tenant's insurance carrier, but excepting such claims and/or causes of action resulting from the actual negligence and/or willful and wanton conduct of Landlord.

       17.2 INDEMNITY LIABILITY. Tenant shall also indemnify and hold
Landlord harmless, to the fullest extent permitted by law, from and against any and all claims, actions, loss, damage, liability and expense (including, without limitation, reasonable attorney's fees and related legal costs incurred by Landlord) in connection with loss of life, personal injury and/or damage to property arising out of or resulting from any occurrence in, upon or at the Leased Property or the occupancy or use of the Leased Property or any part thereof, or anywhere on or about the Property if caused wholly or in part by any act, neglect or failure to perform the obligations imposed by this Lease or any breach thereof, or omission of Tenant, its officers, agents, employees, subtenants, licensees, concessionaires, or others occupying space in the Leased Property.

18.    INSURANCE.

       18.1 INSURANCE TO BE MAINTAINED BY TENANT. At its own cost and expense, Tenant shall obtain and maintain throughout the Term of this Lease the following insurance coverage: (a) comprehensive general public liability insurance covering claims for injury to persons or property occurring in or about the Leased Property, or arising out of ownership, maintenance, use, or occupancy thereof by the Tenant, with limits of One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate, with an excess liability policy of at least Twenty-Five Million Dollars ($25,000,000.00); (b) all risk hazard insurance including and not limited to fire, extended coverage, vandalism and malicious mischief insurance, covering any and all of the Leased Property, in the full amount of the stated amount requirements of Landlord's mortgagee, including inflation protection; (c) Worker's Compensation and all other insurance coverages for employees, agents, servants, and others at or about the Leased Property in compliance with and as required by any and all applicable governmental regulations and statutes; and
(d) rental insurance in the amount which corresponds to the Base Rent for the respective year of the Term. Landlord may from time to time require Tenant to maintain other insurance coverage or may increase the amount of the foregoing insurance to be maintained by Tenant so as to provide insurance coverage in forms and amounts consistent with the extent of coverage' maintained by similar tenants in similar buildings located in the vicinity of the Leased Property.

       18.2 OTHER INSURANCE REQUIREMENTS; WAIVER OF SUBROGATION. All such insurance procured by Tenant as provided herein shall be in responsible companies (i.e., a company having a Best's rating of at least A-, provided that a lower rating will be accepted if it is acceptable to the mortgagee of the Leased Property) qualified to do business in Massachusetts and in good standing therein, insuring Landlord and Landlord's mortgagee (if any) as well as Tenant against injury to persons or damage to property as herein provided. Tenant shall deposit with Landlord certificates for such insurance at or prior to the Commencement Date, and thereafter within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be cancelled or modified without at least ten (10) days prior written notice to each insured named therein. Insofar as, and to the extent that, the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though an extra premium may result therefrom), Landlord and Tenant mutually agree that, with respect to any hazard, the loss from which is covered by insurance then being carried by them, respectively, the party carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

       18.3 ESCROW FOR INSURANCE PREMIUMS. (a) Notwithstanding any of the foregoing, in the event that any mortgagee of the Leased Property requires Landlord to escrow insurance payments or in the event that Landlord elects to purchase property and liability insurance for the Leased Property directly as a result of Tenant's failure to do so, Tenant shall also pay to Landlord, as Additional Rent, die full amount of all premiums for property and liability insurance maintained by Landlord with respect to the Leased Property. Payments by Tenant on account of such insurance premiums shall be made monthly at the time and in the fashion herein provided for the payment of Base Rent and shall be in an amount, specified by Landlord in a notice given by Landlord to Tenant, from time to time reasonably estimated by Landlord to be sufficient, if paid monthly, to aggregate a sum equal to the total insurance premiums paid by Landlord in connection with the Leased Property.

       (b) Not later than ninety (90) days after the end of each calendar year or fraction thereof during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a financial officer of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, the total insurance premiums paid by Landlord in connection with the Premises. Said statement to be rendered to Tenant also shall show for rho' preceding calendar year or fraction thereof, as the case may be; the amounts of insurance premiums already paid by Tenant. If at the time such statement is rendered it is determined with respect to any calendar year that Tenant has paid (i) less or
(ii) more than the total insurance premiums for the relevant period, then, in the case of (i), Tenant shall pay to Landlord; as Additional Rent, within fifteen (15) days after such statement, the amounts of such underpayment, and, in the ease of (ii), Landlord shall credit the amount of such overpayment against the monthly installments of annual Base Rent and Additional Rent next thereafter coming due (or refund such overpayment if the Term has expired and Tenant has no further obligation to Landlord).

19.    FIRE: CASUALTY: EMINENT DOMAIN.

       19.1 DAMAGE BY CASUALTY. Should more than fifty percent (50%) of the floor space of the Leased Improvements be substantially damaged by fire or other casualty, Landlord may elect to terminate this Lease. When such fire or casualty renders the Leased Property substantially unsuitable for its intended use, a just and proportionate abatement of rent shall be made. Further; within thirty
(30) days after such fire or other casualty, Landlord shall give written notice to Tenant with respect to whether or not Landlord will restore the Leased Property. Tenant may elect to terminate this Lease if either (a) Landlord notifies Tenant that Landlord has elected not to restore the Leased Property, or
(b) Landlord elects to restore but fails to restore the Leased Property to a condition substantially suitable for its intended use with one hundred eighty
(180) days after such fire or casualty. However, Tenant's failure to give such notice of termination within five (5) days after the date on which the right to terminate ripens under either (a) or (b) above shall constitute a waiver of such right by Tenant. Landlord will use its best efforts to cause the first mortgagee of the Leased Property, if any, to allow application of hazard insurance loss proceeds to the repair or reconstruction of the Leased Property upon any hazard loss. Notwithstanding the foregoing, in the event such mortgagee shall not make the insurance loss proceeds available for repair or restoration, Landlord shall not be required to repair or reconstruct the Leased Property and shall notify Tenant within thirty (30) days next following such hazard loss, of its election in this respect and thereupon, Tenant shall have the termination rights described above in this Section 19.1.

       19.2 "COMPLETE" TAKING OF LEASED PROPERTY. If, prior to the Commencement Date or otherwise, the Leased Property shall be taken in its entirety under any condemnation or eminent domain proceedings (each such occurrence being hereinafter referred to as a "Taking") by any governmental authority (the "Taking Authority") during the Term hereof, this Lease shall terminate. Similarly, if there is a Taking of the Leased Property where, even after restoration of the Leased Property to the maximum extent feasible under the circumstances, either (a) more than thirty percent (30%) of the floor space of the Leased Improvements has been eliminated by such Taking or (b) more than twenty-five (25) parking spaces have been eliminated by such Taking or (c) parking spaces are reduced below the number required for compliance with local zoning or (d) access to and from the Leased Improvements and Constitution Drive has been eliminated, then provided that no Event of Default (or set of circumstances which could constitute and Event of Default, with the giving of notice) then exists, Tenant may terminate this Lease on thirty (30) days prior written notice given to Landlord within thirty (30) days after the date of such Taking. In the event of a termination pursuant to either of the preceding two sentences, this Lease and the Term hereof shall terminate and Tenant shall be liable for the payment of Base Rent. Additional Charges and all other charges due from Tenant hereunder, and performance of the other terms and conditions of this Lease on Tenant's part to be performed only up to date of such termination, and any Base Rent paid in advance for periods following such date shall be apportioned and promptly refunded to Tenant.

       19.3 "PARTIAL" TAKING OF LEASED PROPERTY. In the event of a Taking that does not result in a termination of this Lease as provided in Section 19.2 above, and either (a) the mortgagee of the Leased Property shall not make the proceeds of any awards or damages payable as to the Taking available for restoration and repair of the Leased Property, or (b) Landlord shall determine in its reasonable discretion that the restoration and repair of the Leased Property shall be impracticable, or (c) the Taking occurs within the last eighteen (18) months of the initial Term (or of a renewal term, if any), Landlord shall be entitled to terminate this Lease by reason of such Taking without liability to Tenant. If Landlord does not so terminate this Lease, this Lease shall continue in effect and Landlord shall rebuild and restore the Leased Property as nearly as possible to the condition existing next preceding such Taking, with due allowance for the portion so taken. Further, Tenant shall promptly restore or repair any improvements made by it in the Leased Property to the extent proceeds from such awards are made available to Tenant for such purpose and this Lease shall be and remain in full force and effect and be unaffected by, the Taking, except that from the date possession of the taken portion of the Leased Property is acquired by the Taking Authority, the Base Rent payable under this Lease shall be diminished by the Fair Market Rental Value of the portion of the Leased Property so taken. The restoration or repair work to be done by Tenant shall be done subject to any and all terms and conditions elsewhere set forth in this Lease governing alterations or work on Tenants part to be performed.

       19.4 MISCELLANEOUS PROVISIONS REGARDING CASUALTY OR TAKING.

            19.4.1 In the event this Lease is terminated or terminates by reason of a Taking or a Casualty, the provisions of the Lease applicable upon expiration of the Lease shall govern the parties, except for those provisions which, by their nature, are affected by the Casualty or Taking such that their performance is not equitable under the circumstances.

            19.4.2 Landlord will seek to have any mortgagee of the Leased Property provide for application of the proceeds of any Taking awards to restoration, repair, and reconstruction of the portion of such property remaining after the Taking Notwithstanding the amount of land, building or improvements taken by condemnation or eminent domain or the termination or continuance of this Lease with respect thereto, Tenant shall not participate or share in any recovery, award, or damages payable or paid as to such Taking, nor have or assert any right, claim, or cause of action against Landlord, the fee owner, or mortgagee of the Leased Property or, except as expressly provided in Section l9.4.3 below, the Taking Authority whether for the loss of or diminution in value of, the unexpired Term of this Lease, or as to the Taking of any such land, building, and/or improvements or otherwise; and Tenant for itself and its successors and assigns hereby waives, surrenders, and releases to Landlord any and all claims or rights to claim or receive all or any portion of any and all recovery, awards, and/or damages as to such Taking.

            19.4.3 If permitted by statute, Tenant may assert a separate and independent claim for and recover from the Taking Authority but not from Landlord, any compensation as may be separately awarded or recoverable by Tenant in its own name and right for relocation expenses or any damage to Tenant's portable fixtures and equipment, or on account of any expenses which it shall incur in removing its merchandise, furnishings, and equipment from the Leased Property, but in no event shall any such claims or recoveries be claims or asserted in the event the same would, may, or shall diminish, offset, or bar any damages, recovery, or award to Landlord or the fee owner of the Leased Property.

20.    DEFAULT: REMEDIES: BANKRUPTCY

       20.1 EVENTS OF DEFAULT. Each of the following shall be an event of default ("Event of Default") under this Lease:

            20.1.1 Tenant shall default in the payment of any installment of Rent or other sum herein specified and such default shall continue for five (5) days after written notice thereof provided, however, that Landlord shall not be required to give more than one (1) such notice during any consecutive twelve
(12) month period with regard to defaults in the payment of installments of Base Rent, or any other sums due under this Lease, and in the event that Landlord has already given one (1) such notice during any consecutive twelve (12) month period, any subsequent failure of Tenant during such twelve (12) month period to make any payment due hereunder shall immediately constitute a default even though no notice has been given:

            20.1.2 Tenant shall fail to maintain insurance as required by this
Lease:

            20.1.3 Tenant shall default in the observance or performance of any other of Tenant's covenants, agreements, or obligations hereunder and such default shall not be cured within thirty (30) days after written notice thereof, or if such default is of a nature that it cannot be reasonably cured within such thirty (30) day period, Tenant shall not have commenced to cure such default within said thirty (30) day period and diligently proceed to completion of said cure, provided such extended period without a completed cure will not have a material adverse effect on the value of the Leased Property or expose Landlord to any liability; provided however, that Landlord shall not be required to give more than two (2) notices during any consecutive twenty-four (24) month period with regard to Tenant's failure to perform its obligations under a particular Section of' this Lease (a 'Previously Defaulted Provision") and in the event that Landlord has already given two (2) such notices during any consecutive twenty-four (24) month period, any subsequent failure of Tenant during such twenty-four (24) month period to fully and punctually observe such Previously Defaulted Provision shall immediately constitute a default even though no notice has been given; or

            20.1.4 Tenant or any other party shall file a petition or application lender any state or federal bankruptcy, insolvency or debtor's relief law relating to Tenant or Tenant shall consent to an assignment or composition for the benefit of Tenant's creditors or consent to the appointment of a receiver for any of Tenant's property; provided, however, that if such petition, application or receivership proceedings are instituted against Tenant by a third party, there shall be no default hereunder unless the same shall remain undischarged for a period of greater than sixty (60) days from the filing of such petition or application or the commencement of the receivership proceedings, as the case may be.

       20.2 LANDLORD'S REMEDIES. Upon the occurrence of an event of default, Landlord shall have the following rights and remedies:

            20.2.1 Landlord shall have the right at its election, at any time thereafter, to give Tenant written notice of Landlord's election to terminate this Lease on a date specified in such notice. Upon the giving of such notice, this Lease and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date hereinbefore fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

            20.2.2 Landlord shall have the immediate right to reenter and repossess the Leased Property or any part thereof by summary or other judicial proceedings and the right to remove all persons and property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such re-entry or taking of possession of the Leased Property by Landlord shall be deemed to waive or prejudice any remedies provided to Landlord hereunder, nor be construed as an election on Landlord's part to terminate this Lease unless a written notice of such election be given to Tenant pursuant to Sections
20.2.1 and 21 or unless the termination of this Lease be decreed by a court of competent jurisdiction.

            20.2.3 Landlord may relet the Leased Property or any part thereof for the account of Tenant in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include free rent and any other concessions) and for such uses as Landlord, in its absolute discretion reasonably exercised, may determine; and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall not be responsible or liable for any failure to relet or to collect any rent due upon such reletting.

            20.2.4 In the event of any termination of this Lease by reason of the occurrence of an Event of Default, Tenant will pay to Landlord the Base Rent, and any Additional Charges and other sums required to be paid by Tenant for the period to and including the date of such termination.

            20.2.5 Landlord shall be entitled to recover from Tenant, and Tenant will pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of termination (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of the present value of the excess of (a) the total of (i) the Base Rent, any Additional Charges and other sums which would be payable under this Lease from the date of such termination for what would be the then unexpired Term in the absence of such termination plus (ii) the aggregate of all expenses relating to Landlord's reletting the Leased Property, including, without limitation, brokerage fees and the cost of any alterations needed to relet, over (b) the then net fair rental value of the Leased Property for the same period (after deducting from such fair rental value the time needed to relet the Leased Property in the amount and concessions which would normally be given to a new tenant). Fair rental value shall be established in accordance with the appraisal procedures set forth in EXHIBIT FMRV.

       20.3 LANDLORD'S CURE RIGHTS. If Tenant shall default in the observance or performance of any conditions or covenants on Tenant's part to be observed or performed under or by virtue of any of the provisions of this Lease and such default shall continue beyond any period provided in this Lease for Tenant to cure such default, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant.

       20.4 TENANT'S OBLIGATION TO REIMBURSE LANDLORD. If Landlord makes any expenditures (pursuant to Section 20.3 above or otherwise) or incurs any obligations for the payment of money in connection with any failure of Tenant to perform fully all of its obligations under this Lease, which failure continues beyond any period provided in this Lease for Tenant to cure such default, such sums paid or obligations incurred (including but not limited to, reasonable attorney's fees and court costs in instituting, prosecuting or defending any action or proceeding), with interest at the rate of one and one half percent (1-1/2%) per month and costs, shall upon demand be paid to Landlord by Tenant as an Additional Charge

       20.5 NO WAIVER. Landlord's failure to take action against Tenant with respect to any default in Tenant's performance of its obligations hereunder shall not, under any circumstances, constitute a waiver of any of Landlord's rights under this Lease and, further, no waiver of any of the provisions of this Lease shall be effective unless given in writing nor shall any waiver be construed as a waiver of any of the other provisions hereof or as a waiver of the same provisions for any subsequent time,

       20.6 ACCEPTANCE OF LATE PAYMENTS. No payment by Tenant, or acceptance by Landlord, of a lesser amount than then due from Tenant to Landlord shall be treated otherwise than as a payment on account regardless of any letter accompanying such check or legend entered upon such check. Further, no acceptance of any payment by Landlord from Tenant shall in any way constitute a waiver of any default then existing or which would exist with the proper giving of notice.

       20.7 INTEREST ON LATE PAYMENTS. If Tenant shall fail to pay, when the same is due and payable, any Base Rent, Additional Rent, Additional Charges or any other charges or payments required hereunder (excluding the payments described in Section 20.4 above), such unpaid amounts shall bear interest from ten (10) days after the due date thereof to the date of payment at the annual rate of interest of twelve percent (12%) per annum, but in no event higher than the maximum rate permitted by law; and, in addition, Tenant shall pay Landlord a late charge for any Base Rent, Additional Rent, Additional Charges or any other charges or payments due hereunder which is paid more than ten (10) days after its due date equal to five percent (5%) of such payment.

       20.8 REMEDIES CUMULATIVE. Any and all remedies set forth in this Lease
(a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

       20.9 LANDLORD'S RIGHTS IN TENANT'S BANKRUPTCY. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 ET SEQ. as now existing or hereafter amended (the Bankruptcy Code"), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid and delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to the Landlord. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, including, without limitation, the Base Rent and Additional Rent specified herein, shall constitute rent for the purpose of Section 502(b)(7) of the Bankruptcy Code.

       If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment, setting forth (a) the name and address of. such person; (b) all of the terms and conditions of such offer, and (c) the adequate assurance to be provided Landlord to assure such person's future performance under the Lease, including without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code, shall be given to Landlord by the Tenant no later than twenty (20) days after receipt by the Tenant, but in any event no later than ten (10) days prior to the date that the Tenant shall make application to a court of competent jurisdiction for authority and application to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed on and after the date of such assignment all of the obligations arising under this Lease. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

21.    NOTICES.

       Any and all notices, demands, consents or approvals required hereunder shall be given in writing in accordance with this Section 21. Any notice from Landlord to Tenant shall be deemed duly served, if delivered by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid to Tenant's Mailing Address (as defined in Section 1 above) or if sent by telefax transmission to (301) 733-6782 with confirmation of receipt of such telefax transmission. Any notice from Tenant to Landlord shall be deemed duly served, if delivered to Landlord by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed to Landlord at Landlord's Mailing Address (as defined in Section 1 above) or sent to Landlord by telefax transmission to (617) 740-4330. Either Landlord or Tenant may change their respective Mailing Address or telefax transmission number by notice given to the other party in accordance with this Section 21.

22.    SURRENDER: HOLDING OVER.

       22.1 SURRENDER OF LEASED PROPERTY. Tenant shall, at the expiration or other termination of the Term, (a) remove all of Tenant's goods and effects from the Leased Property

(including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by Tenant either inside or outside the Leased Property), and (b) deliver to Landlord the Leased Property, in broom clean condition, and otherwise in the same condition as existed as of the Commencement Date (normal wear and tear in accordance with Section 12.1 above and damage by fire or other casualty excepted), all keys, locks thereto, other fixtures connected therewith and all alterations and additions made to or upon the Leased Property. Upon Tenant's failure to comply with the preceding sentence, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of such property at Tenant's expense, or to retain same under Landlord's control or to sell, at public or private sale, without notice, any or all of such property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

       22.2 HOLDING OVER. If Tenant remains in Possession of the Leased Property or any part thereof after the expiration or earlier termination of the Term of this Lease, Tenant shall be deemed to be in use and Occupancy of the Leased. Property as a month-to-month tenant at a rate of monthly rent one and one-half (1 1/2) times the rate of the total monthly installment of Base Rent then in effect upon the date of expiration or termination of this Lease and subject to the same terms and conditions (including, without limitation, provisions concerning the payment or all other charges hereunder) as those set forth in this Lease other than as to the length of Term However, nothing in this Lease provision shall be deemed to extend the Term beyond that set forth in Section 2 hereof, nor grant any right to Tenant or any other person to use, occupy, or remain in Possession of all or any part of the Leased Property beyond the expiration or earlier termination of the Term of this Lease.

23.    LANDLORD'S LIABILITY.

       23.1 NO CONSEQUENTIAL DAMAGES. In no event shall either Landlord or Tenant ever be liable to the other for any loss of business or any other indirect or consequential damages suffered by such other party as a result of the defaulting party's breach of its obligations under this Lease.

       23.2 LIABILITY AFTER CONVEYANCE OF PROPERTY. The term "Landlord," as used herein, shall mean and refer to the owner of the fee estate in the Leased Property whosoever such owner may be from time to time or to the person or entity named as Landlord above or its successors or assigns, as the case may be; and upon any conveyance or transfer of the interest of such person or entity as Landlord, such person or entity shall be thereupon released and discharged from any and all liability under this Lease or otherwise to Tenant and any and all others whomsoever except for breaches of this Lease occurring prior to such transfer.

24.    MISCELLANEOUS.

       24.1 GOVERNING LAW. This Lease shall be governed by the law of the Commonwealth of Massachusetts and shall be deemed to have been made, executed, delivered and accepted by the respective parties in that state.

       24.2 PARTIAL INVALIDITY. If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons Or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision valid, then the provision shall have the meaning which renders it valid.

       24.3 CAPTIONS. The captions of this Lease are for convenience and reference only and shall not be deemed or construed to bind, modify, increase, or decrease the terms and conditions of this Lease, or any interpretation or construction thereof.

       24.4 SUCCESSORS AND ASSIGNS. The terms and conditions in this Lease shall apply to and be binding upon the parties herein and their respective successors and assigns except as expressly otherwise provided.

       24.5 RECORDING OF LEASE. Tenant shall not record this Lease. However at the request of either party, Landlord and Tenant shall executor acknowledge, deliver, exchange, and record at the requestor's expense a Notice of Lease in the form attached hereto as EXHIBIT NL.

       24.6 ENTIRE AGREEMENT. This Lease and any and all exhibits and. riders attached hereto and made a part of this Lease constitute the entire agreement of the parties concerning this Lease, and any and all other or prior agreements, representations, or warranties are hereby terminated, cancelled, and agreed to be void and of no force or effect.

       24.7 AMENDMENTS. No change, amendment, deletion, or addition to this Lease shall be effective unless in writing and signed by the parties.

       24.8 QUIET ENJOYMENT. So long as Tenant is not in default of any of its obligations under this Lease, beyond any applicable grace period, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property free of any claims by, through or under Landlord.

       24.9 NO PARTNERSHIP. Nothing in this Lease shall create or be construed to create a between Tenant and Landlord, or make them joint ventures, or bind or make any way liable or responsible for any acts, omissions, negligence, debts or obligations of Tenant.

       24.10 TIME OF ESSENCE. Time is of the essence in this Lease.

       24.11 PURCHASE OPTION. Tenant shall have the option to purchase the Leased Property (the "Purchase Option") on the following dates and for the following respective prices on each such date: January 15, 2000 at the price of $4,900,000 (which the parties reasonably estimate to represent 87(pound) 5% of Fair Market Value of the Leased Property); on January 15, 2003 at the price of $5,275,000; and on January 15, 2005 at the price of $5,550,000 (each such date being hereinafter referred to as the "Purchase Option Date," and each such dollar amount being hereinafter referred to as the "Option Price"). The Purchase Option shall also be subject to the following terms:

           (a) CONDITIONS TO OPTION. On the conditions (which conditions Landlord may waive, at its sole option, by notice to Tenant at any time) that
(i) at the time of exercise of the Purchase Option and on the Option Closing Date (defined below), there then exists no uncured Event of Default regarding the payment of money, and Landlord has not given notice of any fact or circumstance that remains uncured which if not cured during the appropriate grace period would constitute an Event of Default; and (ii) Tenant strictly complies with the provisions of this Section 24.11. then Tenant shall have the right to exercise the Purchase Option.

           (b) NOTICE. Tenant shall give Landlord written notice of Tenant's election to exercise the Purchase Option at least one hundred eighty (180) days prior to the relevant Purchase Option Date.

           (c) CONVEYANCE. It the Purchase Option is exercised by Tenant in accordance with the terms hereof then, subject to the conditions of subsection
(g) below, Landlord shall convey to Tenant good and clear record and marketable title to the Leased Property by delivery to Tenant of a duly executed and acknowledged quiteclaim deed (the "Deed"), subject to all Existing Encumbrances listed on EXHIBIT EE attached hereto as well as any other encumbrances created during the term of this Lease by Landlord with the consent of Tenant (however, in no event shall the Leased Property be subject to any voluntary monetary encumbrances created by Landlord).

           (d) PAYMENT OF OPTION PRICE. The Option Price shall be paid by Tenant on the Option Closing Date by certified, cashier's, treasurer's or bank check(s) or wire transfer pursuant to instructions received from Landlord.

           (e) PLACE AND TIME OF CLOSING. If this Purchase Option is exercised, the closing shall occur and the Deed shall be delivered (the "Closing") at the office of Landlord at 12:00 o'clock noon (E.S.T.)) on the relevant Purchase Option Date (such time, as the same may be extended by mutual written agreement of Landlord and Tenant, being hereinafter referred to as the "Option Closing Date"). It is agreed that time is of the essence of this Purchase Option.

           (f) CONDITION OF LEASED PROPERTY. The Leased Property is to be purchased "AS IS" and "WHERE IS" as of the Option Closing Date.

           (g) QUALITY OF TITLE. If Landlord shall be unable to give title or to make conveyance, as stipulated in this Section 24.11, then, Landlord shall use reasonable efforts to remove all defects in title and the Option Closing Date shall be extended for period of ninety (90) days. Landlord shall not be required to expend more than THIRTY THOUSAND and NO/100 DOLLARS ($30,000.00) (inclusive of attorney's fees) in order to have used 'treasonable efforts." However, Landlord's obligation to remove any voluntary encumbrances on the Leased Property created by Landlord from the date of this Lease (except those encumbrances for which Tenant has given its express approval at the time of the creation of the same other than voluntary monetary encumbrances created by Landlord) shall not be limited to reasonable efforts only.

           (h) LANDLORD'S INABILITY TO PERFORM: LANDLORD'S DEFAULT. If at the expiration of the extended time Landlord, after having complied with its obligations under subsection (g) above, shall have failed so to remove any such defects in title, then all other obligations of all parties hereto under this
Section 24.11 shall cease and this Section 24.11 shall be void and without recourse to the parties hereto, but this Lease shall otherwise continue in full force and effect. Notwithstanding the foregoing, Tenant shall have the election, at either the original or extended Option Closing Date, to accept such title as Landlord can deliver to the Leased Property in its then condition and to pay therefor the Option Price without reduction, in which case Landlord shall convey such title; PROVIDED, THAT, in the event of such conveyance, if any portion of the Leased Property shall have been taken by exercise of the power of condemnation prior to the Option Closing Date, Landlord shall pay over or assign to Tenant at the Option Closing Date, all awards recovered on account of such taking, less any amounts reasonably expended by Landlord in obtaining such award, or, to the extent such awards have not been recovered as of the Option Closing Date, Landlord shall assign to Tenant all its rights with respect to any claim therefor If Landlord wilfully fails to perform its obligations under subsection (f) or for any other reason wilfully and without excuse fails to deliver the Deed, then Tenant shall be entitled to sue for specific performance of Landlord's obligations to convey the Leased Property and shall be entitled to all reasonable costs and expense associated with such suit (including, without limitation, reasonable attorney's fees).

           (i) USE OF OPTION PRICE TO CLEAR TITLE. To enable Landlord to make conveyance as provided in this Section 24.11, Landlord may, at the Closing, use the Option Price or any portion thereof to clear the title of any lien; provided that all instruments so procured are recorded contemporaneously with the Closing or reasonable arrangements are made for a recording subsequent to the Option Closing Date in accordance with customary conveyancing practices.

           (j) TENANT'S DEFAULT. If Tenant delivers a notice to Landlord exercising the Purchase Option and then fails to consummate the purchase of the Leased Property in accordance with the terms hereof for any reason other than Landlord's inability to perform its obligations or Landlord's wilful and unexcused failure to comply with the provisions of this Section 24.11, Tenant shall thereafter have no farther right to purchase the Leased Property, although this Lease shall otherwise continue in full force and effect.

       24.12 FINANCIAL STATEMENTS. On or before April 30 of each year during the Term of this

Lease, Tenant shall provide to Landlord and Landlord's mortgagee copies of Tenant's certified financial statements for the immediately preceding calendar year which have been prepared for Tenant by Tenant's independent certified public accountant.

25.    CONSTRUCTION OF TENANT IMPROVEMENTS.

       Landlord shall perform the work (the "Landlord Work") described in EXHIBIT LW attached hereto in a good and workmanlike manner.

       The term of this Lease shall commence (the "Commencement Date") fourteen
(14) days after the date Landlord shall have substantially completed the Landlord Work (that is, has completed the Landlord Work, except for normal "punch list" items) and shall have delivered to Tenant a copy of either (i) a permanent Certificate of Occupancy for the Leased Property from the appropriate building official of the City of Taunton, Massachusetts or (ii) a Temporary Certificate of Occupancy for the Leased Property from such official, provided that such Temporary Certificate of Occupancy contains no conditions which would render the Premises unusable by Tenant for the Permitted Use.

       In the event the Landlord's Work is not completed on or before December 31, 1997, Tenant shall have the right to terminate its obligations under this Lease by giving written notice of such termination to Landlord on or before February 1, 1998; provided, however, that (1) such dates shall be extended for a period equal to the duration of any delays in construction caused by strikes, shortages or materials, acts of God or other matters not reasonably within the control of Landlord, and (2) in the event any delays in completing the Landlord's Work are as a result of change orders or other delays caused by Tenant. The foregoing dates shall be extended day for day for each such delay caused by Tenant or longer if appropriate to compensate for additional delays which were encountered on account of items enumerated in (1) above that would not otherwise have been encountered but for the Tenant-caused delays. Tenant's failure to give such notice of termination on or before February 1, 1998 (or such later date as extended pursuant to (1) or (2) above) shall constitute a waiver of such termination right with the result that February 1, 1998 (or such later date as extended pursuant to (1) or (2) above) shall become the Commencement Date.

       Thirty (30) days after the Commencement Date, Landlord shall be deemed to have satisfactorily completed the construction of the Landlord Work, and Tenant shall be deemed to have waived all rights and remedies with respect to deficiencies in such construction, except for (a) deficiencies in the HVAC system of which Tenant has informed the Landlord in writing not later than three hundred sixty-five (365) days following the Commencement Date, (b) deficiencies of any other type of which Tenant has informed Landlord, in writing, not later than thirty (30) days following the Commencement Date, and (c) latent defects in the roof or structural integrity of the building constructed as part of the Landlord Work. Further, with respect to any portions of the Landlord's Work for which Landlord has received a guaranty or warranty from the general contractor or subcontractor performing such work, Tenant shall have the full benefit of such warranty or guaranty as long as Tenant gives Landlord written notice of such defect or deficiency in a timely manner so that Landlord is capable of making a timely claim under the guaranty or warranty in question.

       26.1 Landlord and Tenant acknowledge that Landlord intends to enter into agreements with the Massachusetts Development Finance Agency ("MDFA") providing for the issuance of industrial revenue bonds in a principal amount of approximately $4,175,000 (the "Bonds") pursuant to Chapters 23A and 40D of the Massachusetts General Laws. The proceeds from the sale of the Bonds have been or will be used to finance the acquisition of the Leased Property and performance of Landlord's construction work referenced in Section 25 and the repayment of the Bonds will be secured by a mortgage of the Leased Property. The Bonds will be issued and sold on the condition that interest due thereon will be excluded from gross income for purposes of Federal income taxation under Section 103 of the Internal Revenue Code of 1986, as amended (the "Code") and exempt from Massachusetts income taxation.

       26.2 Landlord and Tenant further acknowledge that Landlord's willingness to enter into this Lease is specifically and expressly condition upon the agreements of Tenant set forth in this Section 26, all of which are necessary to the establishment and preservation of the aforesaid tax-exempt status. Tenant acknowledges that qualification of the Bonds for tax-exempt status depends upon the continuing qualification under the small issue exemption of Section 144(a) of the Code, and that the Bonds will continue to be treated as a qualified small issue only so long as (a) the sum of (i) the authorized amount of the Bonds plus
(ii) the aggregate face amount of certain other exempt small issues plus (iii) the aggregate amount of certain capital expenditures does not exceed $10,000,000 and (b) with respect to (i) the Tenant, (ii) the Landlord, and (iii) each other test-period beneficiary (as defined in Section 144(a)(10)(D) of the Code) of the Leased Property, the sum of the authorized face amount of the Bonds allocable to such test-period beneficiary plus the respective aggregate face amount of all tax-exempt facility related bonds presently outstanding that are allocable to such test-period beneficiary does not exceed $40,000,000. (Except as expressly stated to the contrary, all quoted terms used in this Article 26 shall have the meanings set forth in Sections 103 and 141 through 150 of the Code and in the regulations, rulings and judicial decisions thereunder.) Tenant agrees that each of the following agreements, covenants, obligations and duties of Tenant shall constitute a "Bond Related Obligation" such that the failure of Tenant to perform or observe a Bond Related Obligation shall entitle Landlord to the special remedies set forth in Section 26.4 hereof in addition to any other remedies Landlord may have under this Lease:

             (a) Tenant covenants and agrees that neither it nor any related person" will make or incur any "capital expenditures" (which term for purposes of this subsection (a) only, shall include both capital expenditures and any exempt small issue industrial revenue bonds (other than the Bonds) for purposes of Section 144(a) of the Code) within the City of Taunton (or with respect to a contiguous or integrated facility within a municipality adjacent to the City of Taunton) such that the total of all such "capital expenditures" from and after the date of this lease exceeds $10,000,000 if the effect thereof is to cause a loss in the tax-exempt status of the Bonds.

             (b) Tenant covenants and agrees that neither it nor any "related person" will become a principal user" of any facility other than the Leased Property located in the City of Taunton (or of a contiguous or integrated facility within a municipality adjacent to the City of Taunton) if the effect thereof is to cause a loss in the tax-exempt status of the Bonds.

             (c) Tenant covenants and agrees that neither it nor any "related persons" will acquire the stock or assets of any person or entity in a tax-free exchange or reorganization and will not allow its stock or assets to be acquired by any other person or entity in a tax-free exchange or reorganization, or otherwise merge or combine itself with any other person or entity in a tax-free transaction, in each such case if any such person or entity shall be a "principal user" of a facility located within the City of Taunton (or of a contiguous or integrated facility within a municipality adjacent to the City of Taunton) or shall be a test period beneficiary" of any outstanding tax-exempt industrial development bonds, whenever issued, of a facility, wherever located, if the effect thereof is to cause the loss of the tax-exempt status of the Bonds.

             (d) Tenant covenants and agrees that neither it nor any "related person" will become a "test period beneficiary" of any outstanding tax-exempt facility related bonds if the sum of the percentage of outstanding principal amount of all tax-exempt facility related bonds, whenever issued, allocable to Tenant and any "related persons", including the Bonds, shall exceed $40,000,000.

             (e) Any assignee, mortgagee, pledge or sublessee under Section 14 of this Lease will comply with the provisions of this Section 26 in addition to all other provisions of this lease and such assignee, mortgagee, pledge or sublessee must so agree in writing with Landlord.

             (f) Tenant agrees that Landlord may withhold its consent under
       Section 14 of this Lease, if, in addition to any other basis for withholding such consent, any requested use of the demised premises will not comply the requirements of the Code with respect to use of facilities financed by the Bonds.

       26.3 Tenant hereby represents that within the last six (6) years the total amount of all "capital expenditures" plus all exempt small issue industrial revenue bond financings with respect to any facility located in the City of Taunton (or with respect to a contiguous or integrated facility within a municipality adjacent to the City of Taunton) of which Tenant or any "related person" is a "principal use?' does not exceed $1,000.00, excluding for purposes of making such computation the "capital expenditures" made by Landlord in connection with acquisition of the Leased Property and performance of Landlord's construction work.

       26.4 In the event of any failure to observe or perform any of the Bond Related Obligations by Tenant, which failure has caused the loss of the tax-exempt status of the Bonds, in addition to any other remedy which Landlord may have under this Lease or otherwise, Landlord shall be entitled to recover damages from Tenant in an amount equal to the interest payments, fees, back-taxes, penalties and other amounts required to be paid by Landlord to the holder of the Bonds from the date such loss shall occur until the Bonds are redeemed or retired and that, upon such redemption or retirement, the Base Rent shall be recalculated so as to provide the same debt coverage ratio for the Leased Property with respect to the replacement mortgage financing that existed before redemption or retirement of the Bonds The underwriting standards to be applied in determining what adjustment to Base Rent is necessary to create the same debt coverage ratio for the Leased Property shall be those underwriting standards which were employed in determining the debt coverage ratio that existed with respect to the Leased Property when the Bonds remained in effect Landlord shall give Tenant notice of any claimed loss of tax-exempt status of the Bonds promptly after its receipt of such claim, shall afford Tenant an opportunity to participate in any action contesting such loss and shall permit Tenant to cure (if possible) any default on its part giving rise to such loss It is understood and agreed that Tenant shall not be deemed in default of this Lease nor shall Tenant be responsible for any damages as set forth in this Paragraph 26E4 if the loss of tax-exempt status of the Bonds is caused by Landlord

       26.5 In the event that Landlord does not obtain Bond financing for the acquisition of the Leased Property or the Landlord's construction work, as contemplated by Section 261 of this Lease, within four (4) years from the date of execution of this Lease, the provisions of this Section 26 shall be deemed null and void of no further force and effect

       IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and delivered as a sealed instrument by their respective duly authorized officers as of the day and year first written above

LANDLORD:                            TENANT:


CONSTITUTION REALTY                  PHOENIX COLOR CORP
COMPANY, LLC)


By: /s/ Ronald A. Davis              By: /s/ Edward Lieberman
   -----------------------              ------------------------
   Name:  Ronald A Davis                Name: Edward Lieberman
   Title: Manager                       Title: CFO


                                List of Exhibits
  Exhibit A                 - Legal Description of Land
  Exhibit LW                - Landlord's Work
  Exhibit FMRV              - Calculation of Fair Market Rental Value
  Exhibit EE                - Existing Encumbrances
  Exhibit NL                - Notice of Lease




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